UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2011
POLYMER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14330	57-1003983

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 697-5100
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
As previously disclosed on December 8, 2010, a severe rainy season impacted many parts of Colombia and caused Polymer Group, Inc. (the “Company”) to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where its facility is located. The Company has established temporary offices away from the flooded area and is working with customers to meet their critical needs through the use of the Company’s global manufacturing base. The floodwaters have receded and are no longer in this facility and the Company is taking steps to expeditiously repair the facility. The Company expects to restore this facility to operational status early in the second quarter of 2011. During the period that the facility is not operational, the Company estimates that its profits will be negatively impacted by approximately $2.5 million to $3.5 million per month due to overhead costs related to the restoration and lost profit contribution from the facility. The Company presently expects the cash cost to restore operations to be in the range of $10 million to $15 million. The Company expects that the above amounts will be partially offset by insurance proceeds of approximately $5 million. In addition, non-cash impairment charges may be required under U.S. generally accepted accounting principles with respect to the equipment and other assets affected by the flooding at the facility, though the Company has not yet completed its analysis of this issue.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.
Date: January 10, 2011	By:	/s/ Dennis E. Norman
Dennis E. Norman
Chief Financial Officer

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